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                                                                  EXHIBIT 99

FOR IMMEDIATE RELEASE

EL SEGUNDO, CA, DECEMBER 27, 1995 -- Standard Brands Paint Company (NYSE:SBP) today announced that the Company and two of its subsidiaries, Standard Brands Paint Co. and Major Paint Company, have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code as a result of their inability to meet current operating requirements and other obligations. The Company currently intends to operate in Chapter 11 pending an analysis of the viability of its operations and the sale, of feasible, of all or a substantial part of its assets. The Company determined that the filing is a necessary step to maximize the value of the Company's assets.


Corimon S.A.C.A. (NYSE:CRM), a multinational paint company based in Venezuela, is a fifty-five percent owner of Standard Brands. In spite of Corimon's efforts to fund Standard Brands, it was necessary to file the petition in order to allow Standard Brands to reorganize, retain its value and actively seek a buyer. Corimon's ability to continue to fund Standard Brands has been limited by adverse business and financial conditions in Venezuela and other markets in which it operates.


       Standard Brands, through its subsidiary Standard Brands Paint Co. operates approximately 50 retail stores catering to the do-it yourself customer and through its subsidiary Major Paint Company is a leading manufacturer of paint and paint related products, at its plant located in Torrance, California.


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INFORMATION CONTACT:

Howard Schwartz                 Kristin Anderson
Standard Brands Paint Co.       Ludgate Communications
(310) 726-9600                  (212) 688-5144